Exhibit 10.1

Stock Purchase Agreement

This stock purchase agreement is entered and effective as of date _December 10th, 2005.

Between

Seller: Digital Video Systems, Inc., located at 357 Castro Street, Suite # 5, Mountain View, CA. 94041, U.S.A.

And

Purchaser: Korea Technology Investment Corp., located at 17th FL, Shinan Bldg., 943-19 Daechi-Dong, Kangnam-gu, Seoul (135-845), Korea

For

DVS Korea Stock 10,490,200. (Ten Million Four Hundred Ninety Thousand Two Hundred Stocks) which is owned by Seller, and DVS Korea Co., Ltd. is located at Eyon-Hansan Industrial Park, 833 Hansan-Ri, Cheongbuk-myeon, Pyeongtaek City, Kyunggi-Do (451-833), Korea

At

Total Amount of USD12,000,000. (Twelve Million US Dollar)

Whereas, Seller and Purchaser have agreed this agreement in accordance with following terms and conditions;

* Terms

1. Non-Cancelable Deposit:

(1). Seller deposit 10% of above total stock (1,049,020. stocks) at the ESCROW ACCOUNT of Citibank in Korea by December 9th, 2005 as a firm commitment of this agreement.

(2). Purchaser deposit 10% of above total amount (U$1,200,000.) at the ESCROW ACCOUNT of Citibank in Korea by December 9th, 2005 as a firm commitment of this agreement.

2. Closing Date:

(1). Purchaser complete Due Diligence process of DVS Korea no later than January 3rd, 2006, and remit balance (90%) of the amount (U$10,800,000.) to the Escrow Account no later than January 3rd, 2006.

(1-1) If amount gap of actual Capital(Total Assets - Total Liabilities) between DVS Korea's financial report of Q3, 2005 (reported date to KOSDAQ in Nov. 14, 2005) and financial data of Due Diligence is more than U$800,000. which is about 6% of the DVS Korea's reported amount of Total Capital U$13.15 Million, the difference of more than U$800,000. shall be deducted from the balance of stock purchase amount. However, A/R balance from SFDT U$4.5 Million and possible claim from BH Lee(former CEO of DVS Korea) for his severance payment have been disclosed to the Purchaser, and there will be no deduction from the balance amount for these issues. But in any case, amount of deduction can not be more than U$800,000. (Eight Hundred Thousand Dollars)

(1-2) The proceeds from the purchase of DVS Korea stocks paid to Seller will be in US Dollars and is free of transferring out of Korea.

(1-3) The Escrow Agent (Citibank in Korea) transfer the agreed balance amount from the Escrow Account to designated account of Seller in USA after deduction of Korea Government Tax and fees based on Escrow Agreement conditions.

(2). Seller submit official document of legally authorized Power of Attorney from DVS, Inc., USA for execution of the DVS Korea stock sales to Purchaser and Escrow Agent (Citibank in Korea) on this agreement date.

(2-1). Seller transfer balance (90%) of the Stock (9,441,180. Stocks) to the Escrow Account no later than January 3rd, 2006.

(2-2). The Escrow Agent (Citibank in Korea) transfer the agreed balance stock from the Escrow Account to designated account of Purchaser in Korea based on Escrow Agreement conditions.

3. Clearance of A/R & A/P between DVS Inc., and DVS Korea;

The agreed balance payment from DVS Inc., to DVS Korea (attachment*1)

U$967,163. (US Dollar Nine Hundred Sixty Seven Thousand One Hundred Sixty Three) shall be transferred to designated DVS Korea Account from the Escrow account as soon as balance of total amount is deposited by Purchaser.

4. Non-Disclose;

Seller will not offer selling DVS Korea stock to any 3rd parties until due diligence is completed. (by January 3rd, 2006)

* Conditions

5. All Board of Directors of DVS Korea on behalf of DVSI (Mali Kuo, Jeff Bumb, Tom Parilla, Doug Watson) shall resign from their BOD position voluntarily on the date of balance amount transferred to DVS, Inc. account which will be the closing date.

6. Mali Kuo shall resign from the position of Chairwoman of DVS Korea Board and CO-CEO of DVS Korea voluntarily on the date of balance amount transferred to DVS, Inc. account which will be the closing date.

7. Seller inform to Purchaser all official business promises or contracts before the Due Diligence closing date that Mali Kuo has agreed with the 3rd party as the CO-CEO or Chairwoman position of DVS Korea since after July 19, 2005. If Purchaser can not agree to take the promises or contracts, fulfillment of the promises or the contracts shall be under Seller's sole responsibility. If it is not cancelable, possible loss amount shall be adjusted from the balance amount. Non disclosed contracts or promises shall be under Seller's sole liability.

8. The balance of 10% of total amount shall be kept in the Escrow account in 3 months from the closing date for security of Article #7.

9. Purchaser inform to Seller all official business promises or contracts before the Due Diligence closing date that Shaun Seunghyo Kang has agreed with the 3rd party as the CO-CEO position of DVS Korea since after July 19, 2005.

10. On closing date, if Seller chose not to sell the shares, Seller shall forfeit the 10% (1,049,020. Shares) deposit to Purchaser.

11. On closing date, if Purchaser chose not to purchase the shares, Purchaser shall forfeit the 10% deposit amount to Seller.

* SFDT related issues

12. Purchaser will acquire Seller's 10% ownership of SFDT in Shanghai, China for additional U$500,000. The payment method is as follows: The tooling kit of Ellion DVD Receiver Model 430 and component parts of model 430 in on hand stock of DVS Korea location and SFDT location will be valued at U$300,000. The balance of U$200,000. shall be paid by Engineering support of manufacturing model 430. Two senior production engineers shall be dispatched from DVS Korea to DVS India and/or other locations designated by DVSI in 6 months of arrival location from Seller's request date.

13. Jia Hong Zhang shall resign from his CEO position and BOD seat of SFDT voluntarily on the date of balance amount transferred to DVS, Inc. account which will be the closing date of this agreement.

14. Jia Hong Zhang shall disclose to DVS Korea before the closing date official promise or contract he admitted as the CEO position of SFDT to the 3rd party since after July 1, 2005. If Purchaser can not agree to take the promises or contracts, fulfillment of the promises or the contracts shall be under Seller's sole responsibility. If it is not cancelable, possible loss amount shall be adjusted from the balance amount. Non disclosed contracts or promises shall be under Seller's sole liability.

Hereby, both Seller and Purchaser duly agreed above terms and conditions of this agreement and signed as below;
Seller: Digital Video Systems, Inc. /s/ Mali Kuo By: Mali Kuo Title: Chairwoman & CEO	Purchaser: Korea Technology Investment Corp. (Representative of Shaun S. Kang & Investors) /s/ Jong Yong Park By: Jong Yong Park Title: General Manager

Enc. Confirmation of DVSK Inter-company A/R Balance 1 page